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                                                                    Exhibit 99.3

[Pfizer LOGO]

For Immediate Release                                  Contact: Andy McCormick
November 16, 1999                                               212-573-1226


         PFIZER ON "THRESHOLD OF A NEW ERA" AS STRONG, SUSTAINED GROWTH
            PROPELS COMPANY TO TOP OF GLOBAL PHARMACEUTICAL INDUSTRY
                                       --
        COMPANY SEES COMPOUNDED ANNUAL GROWTH OF 16% IN REVENUE AND 20%
                IN INCOME FROM 1999-2002, HIGHEST OF 10 LARGEST
                            PHARMACEUTICAL COMPANIES
                                       --
        SEVEN NEW CANDIDATES TO BE SUBMITTED FOR APPROVAL BY 2002; EIGHT
        PHASE II CANDIDATES PENDING FOR 2003-2005; 91 TOTAL COMPOUNDS IN
          PIPELINE AS COMPANY TARGETS CANCER, DIABETES, OSTEOPOROSIS,
                     ASTHMA AMONG OTHER UNMET MEDICAL NEEDS
                                       --
               PFIZER/WARNER-LAMBERT STRATEGIC COMBINATION WOULD
 HAVE 43% RETURN ON EQUITY, ANNUAL EPS GROWTH OF 24% THROUGH 2002, SUPERIOR TO
                     WARNER-LAMBERT/AMERICAN HOME PRODUCTS


NEW YORK, November 16 - Because of the extraordinary strength of its innovative new medicines, outstanding R&D and best-in-class sales and marketing, Pfizer expects its revenue and earnings growth to lead the global pharmaceutical industry for the foreseeable future.

At a meeting with financial analysts today at Pfizer headquarters, Chairman and Chief Executive Officer William C. Steere, Jr. said, "Today Pfizer stands on the threshold of a new era: our company has never been stronger, and our prospects have never been brighter. Everything is in place for Pfizer to be -- and stay -- the number one pharmaceutical company in the world."

"The power of Pfizer alone is unmatched in our industry, but the historic opportunity to combine with Warner-Lambert would create an unbeatable platform for growth beyond even ours," said Hank McKinnell, Ph.D., President and Chief Operating Officer of Pfizer. "Our goal is nothing less than establishing a new competitive standard in terms of the magnitude, breadth, scope and productivity of our operations and products."

Dr. McKinnell, who is leading Pfizer's Warner-Lambert acquisition task force, provided detailed comments on Pfizer's superior offer for Warner-Lambert, the "first major pharmaceutical merger done from strength," which would create a global company with $28 billion in combined revenues and nearly $21 billion in prescription pharmaceutical sales.

"On all measures of financial performance, Pfizer/Warner-Lambert significantly outperforms Warner-Lambert with American Home. Pfizer/Warner-Lambert would have an estimated return on equity of 43%, return on assets of 29% and projected annual EPS growth of 24%, compared to Warner-Lambert/AHP's 34%, 21% and 20%, respectively. We believe the merits of combining the two fastest growing companies in the industry will be very compelling to Warner-Lambert shareholders," Dr. McKinnell told analysts.

Pfizer, which is growing at twice the industry rate, now expects to report a 20% increase in revenue to $16.2 billion in 1999, a 27% increase in net income to $3.3 billion and a 27% increase in diluted earnings per share to $0.85 relative to 1998, excluding the divested Medical Technology Group and unusual charges recorded in both 1998 and 1999.

"Pfizer's powerful commercial and research capabilities, coupled with our rationalized and modernized manufacturing and distribution operations worldwide, provide us the unique opportunity to both drive significant future revenue growth and enhance our profitability at the same time," said David Shedlarz, Pfizer Executive Vice President and Chief Financial Officer.

"We look forward to continued strong performance. We anticipate our revenue will grow to $25.2 billion in 2002, our net income will increase to $5.7 billion and our diluted earnings per share will grow to $1.47. We expect to




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achieve compounded annual revenue and income growth of
16% and 20%, respectively, over the period 1999-2002 from Pfizer alone. This performance would place us at the top of the 10 largest pharmaceutical companies in the world," Shedlarz added.

Karen Katen, Senior Vice President and President, U.S. Pharmaceuticals, reported that the Pfizer Pharmaceuticals Group (PPG) has grown at a compound annual growth rate of 17% during this decade "by growing share in highly competitive markets; expanding new or underdeveloped markets; introducing new products, indications, dosage forms and delivery systems; and leveraging our best-in-class field force and medical marketing." PPG is now expected to end the year with seven billion-dollar products: Norvasc, Lipitor, Zoloft, Zithromax, Diflucan, Celebrex and Viagra.

Products highlighted by Ms. Katen included Norvasc, the number one cardiovascular medicine in the world with year-end 1999 estimated sales of $3 billion, which is growing at twice the market rate; Lipitor, co-promoted with the Warner-Lambert Company, which is the fastest growing product in its market and the number one statin in the U.S., with year-to-date third quarter sales of $2.6 billion, up 77%; Zoloft, Pfizer's antidepressant medication, which is expected to have $2 billion in annual sales this year and has a new indication for post-traumatic stress disorder in final regulatory review; and Viagra, Pfizer's unique oral medication for the treatment of male erectile dysfunction, which is not over $1 billion in annual sales.

Ms. Katen also reported that Celebrex, the COX-2-specific treatment for arthritis pain and inflammation co-promoted with Searle, has already exceeded $1 billion in sales this year and is the number one brand of NSAID in the U.S. and Canada.

Commenting on the Warner-Lambert proposal, Ms. Katen said that "the Lipitor partnership has been extraordinarily successful, and I am confident that these superb results can be duplicated with other products from the combined portfolio."

               FORWARD PIPELINE "MORE EXCITING THAN EVER BEFORE"

John F. Niblack, Ph.D., executive chairman of Pfizer and the company's top scientist, said that the "forward pipeline of potential new Pfizer products is more exciting than ever before. We now have seven late-stage candidates with estimated NDA filing dates in the next three years, 20 additional supplemental indications expected before 2003 and 64 early development programs, or 91 programs overall."

Dr. Niblack said seven near-term launches expected through 2002 -- Relpax, Zeldox, Inhaled Insulin, Valdecoxib, Vfend, Darifenacin and Tikosyn -- together represent over $5.6 billion in estimated peak year sales, with Relpax, Zeldox, Inhaled Insulin and Valdecoxib all over $1 billion each.

Pfizer has received an approvable letter for Relpax, a new treatment for migraine headache. Dr. Niblack said Pfizer data show that Relpax has advantages across its dose range, with respect to relief onset, extent of relief, lower relapses and effects in menstrual migraine.

Pfizer expects to file an amended NDA during the first quarter of the new year for Zeldox, its new treatment for psychotic disorders. Dr. Niblack said Zeldox is effective in treating a broad spectrum of symptoms of psychosis as well as offering long-term efficacy, little weight gain and a favorable effect on lipid levels.

A Phase III candidate, Inhaled Insulin, represents a brand new technology for the treatment of diabetes. A global clinical program is underway at 120 sites. "A medicine that offers excellent blood sugar control, for all classes of diabetes, in a patient-friendly device, has enormous market potential," he added.








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Dr. Niblack also reviewed Valdecoxib, a potent second-generation COX-2 inhibitor co-developed with Searle that is being evaluated in Phase III trials for treatment of osteoarthritis, rheumatoid arthritis and pain; Vfend, a significant new treatment option for patients who suffer from cerebral fungal infections, eye infections, resistant Candidiasis, and acute invasive Apergillosis in Phase III trials; and Darifenacin for the treatment of over-active bladder (OAB) syndrome, also in Phase III.

Tikosyn, Pfizer's newest cardiovascular drug for patients with highly symptomatic atrial fibrillation (AF) or flutter, is the first new oral anti-arrhythmic for AF to be approved in the U.S. in 10 years.

Projects to add value to in-line products, such as the Wizard trial studying Zithromax' efficacy in treating atherosclerosis and heart disease, also represent exciting expansion opportunities.

"Our strategy of operating a powerful internal R&D engine and augmenting its productivity with a licensing operation capable of finding and landing important co-promotion products continues to produce excellent results. The team that led such a successful decade for Pfizer is now being supported by hundreds of newly-trained scientists from the top academic centers around the world," Dr. Niblack commented.

"The Pfizer/Warner-Lambert combined R&D programs would be highly complementary, and I think there is potential to develop the most productive R&D force the industry could see for decades," he added.

George M. Milne, Jr., Ph.D., president, Pfizer Central Research, reviewed Pfizer's robust emerging pipeline covering 15 broad therapeutic areas and targeting areas of high medical need. He reported on eight candidates now in Phase II trials, including several that have the potential for accelerated development. This portfolio of new medicines could be in the market by 2003-2005.

Compounds in development include lasofoxifene for treatment of both osteoporosis and breast cancer in post-menopausal women. Lasofoxifene has demonstrated efficacy in reducing LDL cholesterol, a known risk factor for cardiovascular disease.

Pfizer's CP-424,391 has been shown to be safe and well-tolerated in clinical trials to date for the treatment of frailty, which results from the loss of bone and muscle mass and renders many elderly individuals too weak to perform some daily tasks safely. Another compound, CP-358,774 targets Epidermal Growth Factor Receptors (EGFRs), which are poorly regulated in cancer cells and can lead to tumors. EGFRs are found in ovarian, head and neck cancers, among others, and Phase II trials are ongoing in patients for whom other therapies have failed.

Pfizer is also developing an NMDA receptor antagonist for the treatment of traumatic brain injury as well as Neutrophil Inhibitory Factor (NIF) which prevents neutrophil adhesion and therefore may be potentially useful in preventing brain damage such as occurs in stroke.

Other early candidates include a drug in the same class as Viagra that selectively inhibits the PDE5 enzyme, a new treatment for type 2 diabetes; and a once daily, oral treatment for asthma in adults and children.

"This is an unusually strong and exciting group of Phase II candidates that demonstrates the depth of our pipeline and the continued innovation of our research," Dr. Milne stated.

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         ACQUISITION OF WARNER-LAMBERT PROVIDES FOR ACCELERATED GROWTH

Summarizing his view of Pfizer's strategic combination with Warner-Lambert, Dr. McKinnell noted these key points:

     - R&D spending of $4 billion, about 40% higher than the next largest competitor;

     - Revenue growth at a compounded rate of at least 13% through 2002, with additional top-line benefits from sales and marketing, and R&D operations;

     - At least $1.2 billion in cost savings and efficiencies from consolidating manufacturing and distribution operations, restructuring general and administrative functions, and leveraging combined purchases of $10 billion by 2002;

     - Compounded annual earnings growth of 24% through 2002, factoring in the $1.2 billion in cost savings;

     - A broad and deep product portfolio with complementary therapies in cardiovascular, CNS and anti-infectives, among others;

     - Additional Lipitor opportunities, particularly in the Japanese and French markets and in more efficient collaboration on the Lipitor-Norvasc combination therapy; and

     - A combined OTC business with $3.5 billion in sales, ranking number three worldwide.

"This strategic combination offers Warner-Lambert shareholders an immediate premium and both Warner-Lambert and Pfizer shareholders significant upside opportunites in the merged companies. We are committed to making it happen," Dr. McKinnell added.

This press release is not an offer to purchase shares of Warner-Lambert, nor is it an offer to sell any Pfizer common stock which may be issued in a merger involving Warner-Lambert and a subsidiary of Pfizer. Any issuance of Pfizer common stock in any merger involving Warner-Lambert and a subsidiary of Pfizer would have to be registered under the Securities Act of 1933, as amended, and such Pfizer common stock would be offered only by means of a prospectus complying with such Act.

This release contains some forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Part 1 of our 1998 Form 10-K and in our periodic reports on Form 10-Q and Form 8-K which we incorporate by reference.


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